FORM 4
                                                     ---------------------------
                                                              OMB APPROVAL
                                                     ---------------------------
                                                     OMB Number........3235-0287
                                                     Expires:   December 31,2001
                                                        Estimated average burden
                                                     hours per response......0.5
                                                      --------------------------


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Actof 1940


[_] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue. See Instructions 1(b).
--------------------------------------------------------------------------------
1. Name and Address of Reporting Person

     Cassidy G. Michael
     c/o Internet Commerce Corporation
     805 Third Avenue
     New York, New York  10022

--------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

     Internet Commerce Corporation ("ICCA")

--------------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)


--------------------------------------------------------------------------------
4. Statement for Month/Year

     May, 2001

--------------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Year)


--------------------------------------------------------------------------------
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   [X] Director    [_] 10% Owner   [X] Officer (give title below)
   [_] Other (specify below)

   President and Chief Executive Officer

--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [_] Form filed by More than One Reporting Person

-----------------------------------------------------------------------------------------------------------------------------------
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
-----------------------------------------------------------------------------------------------------------------------------------|
1. Title of Security     |2.      |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                         |  Transaction  |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                         |        |      |                                  |  Beneficially     |(D)or |                           |
                         |        |    | |                  | A/|           |  Owned at         |Indir |                           |
                         | Date   |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
-----------------------------------------------------------------------------------------------------------------------------------|
-----------------------------------------------------------------------------------------------------------------------------------|
                         |        |     | |                 |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                         |        |     | |                 |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                         |        |     | |                 |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                         |        |     | |                 |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                         |        |     | |                 |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                         |        |     | |                 |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

                                                                          (Over)
                                                                 SEC 1474 (7-96)
                                                                     Page 1 of 2

-----------------------------------------------------------------------------------------------------------------------------------
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
-----------------------------------------------------------------------------------------------------------------------------------|
1.Title of         |2.Con-  |3.      |4.    |5.Number of De |6.Date Exer   |7.Title and Amount |8.Price|9.Number    |10.|11.Nature |
  Derivative       |version |Transaction    | rivative Secu |cisable and   |  of Underlying    |of Deri|of Deriva   |Dir|of In-    |
  Security         |or Exer |        |      | rities Acqui  |Expiration    |  Securities       |vative |tive        |ect|direct    |
                   |cise    |        |      | red(A) or Dis |Date(Month/   |                   |Secu   |Securities  |(D)|Beneficial|
                   |Price of|        |      | posed of(D)   |Day/Year)     |                   |rity   |Benefi      |or |Ownership |
                   |Deriva- |        |      |               |Date |Expir   |                   |       |ficially    |Ind|          |
                   |tive    |        |      |           | A/|Exer-|ation   |   Title and Number|       |Owned at    |ire|          |
                   |Secu-   |        |    | |           | D |cisa-|Date    |   of Shares       |       |End of      |ct |          |
                   |rity    |Date    |Code|V|  Amount   |   |ble  |        |                   |       |Month       |(I)|          |
-----------------------------------------------------------------------------------------------------------------------------------|
                   |        |        |    | |           |   |     |        |Class A |          |       |            |   |          |
                   |        |        |    | |           |   |     |        |Common  |          |       |            |   |          |
Stock Options(1)   | $2.57  |05/30/01|  A | |   75,000  |   | (2) |05/29/11|Stock   |  75,000  |  $0   |   75,000   | D |          |
-----------------------------------------------------------------------------------------------------------------------------------|
                   |        |        |    | |           |   |     |        |        |          |       |            |   |          |
-----------------------------------------------------------------------------------------------------------------------------------|
                   |        |        |    | |           |   |     |        |        |          |       |            |   |          |
-----------------------------------------------------------------------------------------------------------------------------------|
                   |        |        |    | |           |   |     |        |        |          |       |            |   |          |
-----------------------------------------------------------------------------------------------------------------------------------|

(1) All stock options were granted under the Company's Amended and Restated Stock Option Plan

(2) 25,000 of these options vested and became exercisable upon grant. 25,000 of these options vest and become exercisable on May 30, 2002 and 25,000 of these options vest and become exercisable on May 30, 2003.



                                                     /s/ Michael G. Cassidy
                                               --------------------------------
                                               ** Signature of Reporting Person




                                                  September 21, 2001
                                               ------------------------
                                                        Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                 SEC 1474 (7-96)
                                                                     Page 2 of 2